UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Lincoln Bancorp

P.O. Box 510
1121 East Main Street
Plainfield, Indiana 46168
(317) 839-6539

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 17, 2005

        Notice is hereby given that the Annual Meeting of Shareholders of Lincoln Bancorp (the “Holding Company”) will be held at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, on Tuesday, May 17, 2005, at 12:00 p.m., Eastern Standard Time.

        The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of two directors of the Holding Company to serve three-year terms expiring in 2008 and one director to serve a one-year term expiring in 2006.

2.	Approval of Stock Option Plan. Approval and ratification of the Lincoln Bancorp 2005 Stock Option Plan (the “2005 Option Plan”).

3.	Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

        Shareholders of record at the close of business on March 22, 2005, are entitled to vote at the meeting or any adjournment thereof.

        We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose. Lunch will be provided at the Annual Meeting of Shareholders. Accordingly, please R.S.V.P. by May 12, 2005, to Susie at (317) 837-3604 if you plan to attend the meeting and enjoy lunch.

        A copy of our Annual Report for the fiscal year ended December 31, 2004, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

T. Tim Unger, Chairman, President and Chief Executive Officer

Plainfield, Indiana
April 15, 2005

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Lincoln Bancorp

P.O. Box 510
1121 East Main Street
Plainfield, Indiana 46168
(317) 839-6539

PROXY STATEMENT

FOR
ANNUAL MEETING OF SHAREHOLDERS
May 17, 2005

        This Proxy Statement is being furnished to the holders of common stock, without par value (the “Common Stock”), of Lincoln Bancorp (the “Holding Company”), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Holding Company to be voted at the Annual Meeting of Shareholders to be held at 12:00 p.m., Eastern Standard Time, on May 17, 2005, at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, and at any adjournment of such meeting. The principal asset of the Holding Company consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of Lincoln Bank (the “Bank”). This Proxy Statement is expected to be mailed to the shareholders of the Holding Company on or about April 15, 2005.

        The proxy solicited hereby, if properly signed and returned to the Holding Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

        Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Holding Company written notice thereof (John M. Baer, P.O. Box 510, 905 Southfield Drive, Plainfield, Indiana 46168), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        Only shareholders of record at the close of business on March 22, 2005 (“Voting Record Date”), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,397,203 shares of the Common Stock issued and outstanding, and the Holding Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The holders of over 50% of the outstanding shares of Common Stock as of the Voting Record Date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 22, 2005, by each person who is known by the Holding Company to own beneficially 5% or more of the Common Stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
HomeFederal Bank, as Trustee
501 Washington Street
Columbus, Indiana 47201 (1)	544,689 (2)	10.1%

T. Tim Unger
P.O. Box 510
1121 East Main Street
Plainfield, Indiana 46168	295,448 (3)	5.3%

(1)	The information in this chart with respect to HomeFederal Bank, as Trustee, is based on Schedule 13G Reports filed by the above-listed person with the Securities and Exchange Commission (the “SEC”) containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filings.
(2)	These shares are held by the Trustee of the Lincoln Bancorp Employee Stock Ownership Plan and Trust (the “ESOP”). The Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.
(3)	Includes 52,499 shares held jointly by Mr. Unger and his spouse, options for 175,231 shares granted under the Lincoln Bancorp Stock Option Plan (the “Option Plan”), and 15,218 shares allocated to Mr. Unger’s account under the ESOP as of December 31, 2004.

PROPOSAL I — ELECTION OF DIRECTORS

        The Board of Directors currently consists of eleven members. At the conclusion of the Annual Meeting, with the retirement of Frank A. Rogers, the number of directors will be reduced to ten. All of the directors except T. Tim Unger, Jerry R. Engle and R.J. McConnell meet the standards for independence of Board members set forth in the Listing Standards for the National Association of Securities Dealers. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their primary domicile in Clinton, Hendricks or Montgomery Counties, Indiana, must have had a loan or deposit relationship with the Bank for a continuous period of nine months prior to their nomination to the Board, and non-employee directors must have served as a member of a civic or community organization based in Clinton, Hendricks or Montgomery Counties, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board. The Board of Directors of the Holding Company may waive one or more of these requirements for one or more new members appointed to the Board in connection with the acquisition of another financial institution by the Holding Company or in connection with the acquisition or opening of a new branch by the Bank. The nominees for director this year are David E. Mansfield, T. Tim Unger and John L. Wyatt, each of whom is a current director of the Holding Company. If elected by the shareholders at the Annual Meeting, the terms of Messrs. Mansfield and Wyatt will expire in 2008, and the term of Mr. Unger, who is expected to retire as President and Chief Executive Officer of the Holding Company on December 31, 2005, will expire in 2006.

        Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

        Messrs. McConnell, Rogers and Engle were added to the Board for terms ending in 2005 in the case of Mr. Rogers, 2006 in the case of Mr. McConnell, and 2007 in the case of Mr. Engle, in connection with the Holding Company’s merger with First Shares Bancorp, Inc. Mr. Rogers’ term will end following the conclusion of the Annual Meeting.

        The following table sets forth certain information regarding the nominees for the position of director of the Holding Company and each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. No nominee for director is related to any other director or executive officer of the Holding Company or nominee for director by blood, marriage, or adoption, and except as described above with respect to the former First Shares Bancorp, Inc. directors, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Holding Company Common Stock beneficially owned by certain executive officers of the Holding Company, and by all directors and executive officers of the Holding Company as a group.

Name	Expiration of Term as Director	Director of the Holding Company Since	Director of the Bank Since	Common Stock Beneficially Owned as of March 22, 2005		Percentage of Class(1)
Director Nominees
David E. Mansfield	2008	1998	1997	46,797	(2)	.9%
T. Tim Unger	2006	1998	1996	295,448	(3)	5.3%
John L. Wyatt	2008	1998	1992	52,824	(4)	1.0%

Directors
Lester N. Bergum, Jr	2006	1998	1996	50,386	(5)	.9%
Dennis W. Dawes	2006	1999	1999	17,000	(6)	.3%
Jerry R. Engle	2007	2004	2004	75,478	(7)	1.4%
W. Thomas Harmon	2007	1998	1982	85,210	(8)	1.6%
Jerry R. Holifield	2007	1998	1992	57,280	(9)	1.1%
R.J. McConnell	2006	2004	2004	8,261	(10)	.2%
John C. Milholland	2007	1998	1988	77,450	(11)	1.4%
Frank A. Rogers	2005	2004	2004	84,376	(12)	1.6%

Executive Officers
John M. Baer
Secretary and Treasurer				114,641	(13)	2.1%
John B. Ditmars
Vice President				39,239	(14)	.7%
Rebecca J. Morgan
Vice President				32,070	(15)	.6%
Jonathan D. Slaughter
Vice President				6,500.1%

All directors and
executive officers
as a group (15 persons)				1,042,960	(16)	17.8%
Footnotes on followiing page 3

(1)	Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.
(2)	Includes 20,513 shares held jointly by Mr. Mansfield and his spouse and options for 26,284 shares granted under the Option Plan.
(3)	Includes 52,499 shares held jointly by Mr. Unger and his spouse, options for 175,231 shares granted under the Option Plan, and 15,218 shares allocated to Mr. Unger’s account under the ESOP as of December 31, 2004.
(4)	Includes 21,554 shares held jointly by Mr. Wyatt with his spouse and options for 16,884 shares granted under the Option Plan.
(5)	Includes 16,712 shares held jointly by Mr. Bergum and his spouse and options for 21,284 shares granted under the Option Plan.
(6)	Includes options for 12,000 shares granted under the Option Plan and 3,000 shares held under the Lincoln Bank Recognition and Retention Plan and Trust (the “RRP”).
(7)	Includes 28,228 shares held jointly by Mr. Engle and his spouse, 508 shares held as custodian for his daughter, 1,500 shares held in a trust as to which Mr. Engle is trustee and a beneficiary, and 43,875 shares subject to options granted under the Option Plan. Does not include options for 70,000 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
(8)	Includes 26,284 shares granted under the Option Plan.
(9)	Includes 15,000 shares held jointly by Mr. Holifield and his spouse and options for 26,284 shares granted under the Option Plan.
(10)	Includes 4,487 shares held in a trust for the benefit of Mr. McConnell.
(11)	Includes 4,204 shares held jointly by Mr. Milholland and his spouse and options for 26,284 shares granted under the Option Plan.
(12)	Includes 4,512 shares held by an entity controlled by Mr. Rogers.
(13)	Includes 20,391 shares held jointly by Mr. Baer and his spouse, options for 48,000 shares granted under the Option Plan, and 12,850 shares allocated to Mr. Baer’s account under the ESOP as of December 31, 2004. Does not include options for 12,092 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
(14)	Includes 6,016 shares held jointly by Mr. Ditmars and his spouse, 984 shares held in a trust of which Mr. Ditmars is a beneficiary, and 23,625 shares subject to options granted under the Option Plan. Does not include options for 50,000 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
(15)	Includes 8,795 shares held jointly by Mrs. Morgan and her spouse, options for 15,100 shares granted under the Option Plan, and 8,175 shares allocated to Mrs. Morgan’s account under the ESOP as of December 31, 2004.
(16)	Includes 3,000 shares held under the RRP, options for 461,135 shares granted under the Option Plan, and 36,243 shares allocated to the accounts of such persons under the ESOP as of December 31, 2004. Does not include options for 132,092 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

        Presented below is certain information concerning the director nominees and directors continuing in office of the Holding Company:

        Lester N. Bergum, Jr. (age 56) is an attorney and partner with the firm of Robison, Robison Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

        Dennis W. Dawes (age 59) has served as President of Hendricks Regional Health and Treasurer of Hendricks Regional Health Foundation in Danville, Indiana, since 1974.

        Jerry R. Engle (age 60) has been the Executive Vice President and Chief Operating Officer of the Bank, and Vice Chairman of the Board of Directors of the Holding Company, since the merger of First Shares in August 2004. Formerly, he was the President and Chief Executive Officer of First Shares and First Bank

from March 1999 until joining the Holding Company. Prior to that time, he was Chief Executive Officer of Citizens Bank of Central Indiana, a position he assumed in 1992 when Indiana Bancshares, Inc., of which he was Chief Executive Officer, merged into CNB Bancshares, Inc., the holding company for Citizens Bank.

        W. Thomas Harmon (age 65) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

        Jerry Holifield (age 63) became Chairman of the Board of the Bank in December, 1999 and has been the School Superintendent of the Plainfield Community School Corporation since 1991.

        David E. Mansfield (age 62) became Vice President of Excel Group in Greenwood, Indiana (sales and servicing of petroleum equipment) in March 2003. Previously he had been an Administrative Supervisor for Marathon Oil where he had worked since 1973.

        R.J. McConnell (age 45) is a partner with the law firm of Bose McKinney & Evans LLP, Indianapolis, Indiana.

        John C. Milholland (age 68) retired in 2001. He previously served as Principal of Frankfort Senior High School in Frankfort, Indiana, since 1989. He currently is a real estate broker.

        Frank A. Rogers (age 73) is the former Chairman of the Board of Directors of First Shares and First Bank, a position he held from 1998 until the merger of First Shares in August 2004. Mr. Rogers is an owner and operator of restaurants and hotels in Brown County, Indiana. He also is a partner in a partnership owning a nursing home in Brown County, Indiana. He was the Chief Executive Officer of three other financial institutions between 1960 and 1990. Mr. Rogers will retire from the Board at the conclusion of the Annual Meeting.

        T. Tim Unger (age 64) has been President and Chief Executive Officer of the Bank since January 1996, and Chairman of the Board, President and Chief Executive Officer of the Holding Company since 1998. Previously, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

        John L. Wyatt, CLU (age 68) is a Senior Agent for Northwestern Mutual Financial Network where he has been employed since 1960.

        THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDERS MEETING. PLURALITY MEANS THAT INDIVIDUALS WHO RECEIVE THE LARGEST NUMBER OF VOTES CAST ARE ELECTED UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN AT THE MEETING. ABSTENTIONS, BROKER NON-VOTES, AND INSTRUCTIONS ON THE ACCOMPANYING PROXY TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES WILL RESULT IN THE RESPECTIVE NOMINEE RECEIVING FEWER VOTES. HOWEVER, THE NUMBER OF VOTES OTHERWISE RECEIVED BY THE NOMINEE WILL NOT BE REDUCED BY SUCH ACTION.

The Board of Directors and its Committees

        During the fiscal year ended December 31, 2004, the Board of Directors of the Holding Company met or acted by written consent 14 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Holding Company held while he served as director and of meetings of committees which he served during that fiscal year. The Board of Directors of the Holding Company has an Audit/Compliance Committee, a Compensation Committee, a Stock

Compensation Committee and an Executive/Governance/Nominating Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

        The Audit/Compliance Committee, the members of which are W. Thomas Harmon, Dennis W. Dawes, Frank A. Rogers, David E. Mansfield and Jerry R. Holifield, recommends the appointment of the Holding Company’s independent accountants, and meets with them to outline the scope and review the results of such audit. It also approves internal audit reports, compliance reviews and training schedules. The Audit/Compliance Committee met eight times during the fiscal year ended December 31, 2004.

        The Stock Compensation Committee administers the Holding Company’s stock option plans and the RRP. The Stock Compensation Committee met or acted by written consent two times during fiscal 2004. The Holding Company’s Compensation Committee establishes compensation for the Holding Company’s executive officers. It met two times during fiscal 2004. The members of these Committees are Messrs. Harmon, Holifield, Mansfield and Milholland. All of these Committee members met the standards for independence for compensation committee members set forth in the Listing Standards of the National Association of Securities Dealers.

        The Executive/Governance/Nominating Committee selects the individuals who will run for election to the Holding Company’s Board of Directors each year. Its members for this year’s nominations were Jerry R. Holifield, W. Thomas Harmon, Lester N. Bergum, Jr., and R.J. McConnell. It met five times during 2004. All of these members meet the standards for independence for nominating committee members set forth in the Listing Standards of the National Association of Securities Dealers. The Executive/Governance/ Nominating Committee does not have a separate charter but it has Duties and Responsibilities that are available at www.lincolnbankonline.com.

        Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case by case basis. When considering a potential candidate for membership on the Holding Company’s Board of Directors, the Executive/Governance/Nominating Committee considers skills in writing and finance, business judgment, management skills, crisis response abilities, industry knowledge, leadership and strategy/vision. The Executive/Governance/Nominating Committee will also consider the qualification requirements for Directors in the Holding Company’s By-laws as described on page 2 of this Proxy Statement. The Executive/Governance/Nominating Committee does not have specific minimum qualifications that must be met by an Executive/Governance/Nominating Committee-recommended candidate other than those prescribed by the By-laws and it has no specific process for identifying such candidates. There are no differences in the manner in which the Executive/Governance/Nominating Committee evaluates a candidate that is recommended for nomination for membership on the Holding Company’s Board of Directors by a shareholder. The Executive/Governance/Nominating Committee has not received any recommendations from any of the Holding Company’s shareholders in connection with the Annual Meeting.

        Article III, Section 12 of the Holding Company’s By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors but there are certain requirements that must be satisfied in order to do so. Among other things, written notice of a proposed nomination must be received by the Secretary of the Holding Company not less than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 130 days’ notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in the Holding Company’s By-Laws if the Annual Meeting is held on such date), notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

        The Holding Company has adopted a policy for its shareholders to send written communications to the Holding Company’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at the Holding Company’s main office. The Holding Company has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. Seven of the Holding Company’s eight directors at the time attended the Annual Meeting of shareholders on July 15, 2004.

Audit/Compliance Committee Report, Charter, and Independence

        Audit/Compliance Committee Report. The Audit/Compliance Committee reports as follows with respect to the audit of the Holding Company’s financial statements for the fiscal year ended December 31, 2004, included in the Holding Company’s Shareholder Annual Report accompanying this Proxy Statement (“2004 Audited Financial Statements”):

The Committee has reviewed and discussed the Holding Company’s 2004 Audited Financial Statements with the Holding Company’s management.

The Committee has discussed with its independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from the Holding Company and its related entities) and has discussed with the auditors the auditors’ independence from the Holding Company. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of the Holding Company’s 2004 Audited Financial Statements with management and with the independent auditors, the Audit/Compliance Committee recommended to the Board of Directors that the Holding Company’s 2004 Audited Financial Statements be included in the Holding Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

This Report is respectfully submitted by the Audit/Compliance Committee of the Holding Company’s Board of Directors.

Audit/Compliance Committee Members
W. Thomas Harmon
Dennis W. Dawes
David E. Mansfield
Jerry R. Holifield
Frank A. Rogers

        Audit/Compliance Committee Charter. The Board of Directors has adopted a written charter for the Audit/Compliance Committee. The Board of Directors reviews and approves changes to the Audit/Compliance Committee Charter annually.

        Independence of Audit/Compliance Committee Members. The Holding Company’s Audit/Compliance Committee is comprised of Messrs. Harmon, Dawes, Mansfield, Holifield and Rogers. Each of these members meets the requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers. The Holding Company does not have a director on its Audit Committee who is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Holding Company’s Board of Directors has selected directors to serve on the Audit Committee based on the Board’s determination that they are fully qualified to supervise the Holding Company’s independent auditors, to monitor the Holding Company’s internal accounting operations, and to take steps resulting in financial disclosures that fairly present the Holding Company’s financial condition and results of operations.

Management Remuneration and Related Transactions

      Remuneration of Named Executive Officers

        During the fiscal year ended December 31, 2004, no cash compensation was paid directly by the Holding Company to any of its executive officers. Each of such officers was compensated by the Bank.

        The following tables set forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of the Holding Company and other executive officers for the last three fiscal years or the fiscal years during which they served as executive officers (the “Named Executive Officers”). There were no other executive officers of the Holding Company who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compen- sation($)(2)	Restricted Stock Awards($)	Securities Underlying Options(#)	All Other Compen- sation($)(3)
T. Tim Unger,	2004	$212,385	$23,962	—	—	—	$9,131
Chairman, President	2003	$205,000	$10,250	—	—	—	$8,670
and Chief Executive	2002	$194,000	$38,800	—	—	—	$8,189
Officer
Jerry R. Engle, (4)	2004	$ 78,269	$13,875	—	—	70,000	$1,744
Vice Chairman
John M. Baer,	2004	$128,465	$ 9,660	—	—	—	$3,408
Secretary and	2003	$124,441	$ 4,148	—	—	—	$3,717
Treasurer	2002	$119,655	$17,948	—	—	—	$3,576
Rebecca J. Morgan	2004	$104,542	$ 7,875	—	—	—	$2,773
Vice President	2003	$ 99,038	$ 3,301	—	—	—	$2,843
	2002	$ 95,000	$14,250	—	—	—	$2,596
John B. Ditmars (4)	2004	$ 50,135	$ 8,887		—	20,000	$1,094
Vice President
Jonathan D. Slaughter (5)	2004	$ 59,711	$ 8,625	—	—	—	$1,393
Vice President

(1)	Mr. Unger does not receive any directors fees. Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) under the Bank’s 401(k) Plan.
(2)	The Named Executive Officers received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of their salary and bonus.
(3)	All Other Compensation includes the Bank’s matching contributions under its 401(k) Plan and, in Mr. Unger’s case, insurance premiums paid by the Bank for a policy on his life with his wife as beneficiary.
(4)	Mr. Engle and Mr. Ditmars were employed by the Bank on August 2, 2004.
(5)	Mr. Slaughter was employed by the Bank on June 28, 2004.

Stock Options         The following table sets forth information related to options granted during fiscal year 2004 to the Named Executive Officers. 8

Option Grants - Last Fiscal Year Individual Grants

Name	Options Granted (#)(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Share) (2)	Expiration Date	Grant Date Value (4)
Jerry R. Engle	70,000	77.78%	$18.50	8/2/2014 (3)	$180,600
John B. Ditmars	20,000	22.22%	$18.50	8/2/2014 (3)	$ 51,600

(1)	Options to acquire shares of the Holding Company’s Common Stock.
(2)	The option exercise price may be paid in cash or with the approval of the Compensation Committee in shares of the Holding Company’s Common Stock or a combination thereof. The option exercise price equaled the market value of a share of the Holding Company’s Common Stock on the date of grant.
(3)	These options were granted on August 2, 2004, and vest at the rate of 20% per year.
(4)	This column sets forth the present value of the options on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.64%, risk-free rate of return of 4.39%, expected volatility of 8.8 and expected life of options of eight years.

        The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2004. Also reported are the values for “in-the-money” options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

Outstanding Stock Option Grants and Value Realized as of 12/31/04

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)
T. Tim Unger	175,231	—	$1,189,643	—
Jerry R. Engle	43,875	70,000	$ 525,140	$ 55,230
John M. Baer	40,000	20,092	$ 271,560	$136,405
Rebecca J. Morgan	16,000	—	$ 108,624	—
John B. Ditmars	23,625	20,000	$ 282,768	$ 15,780

(1)	Amounts reflecting gains on outstanding options are based on the closing price per share for the shares on December 31, 2004, which was $19.289 per share.
(2)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2004.

        No stock options were exercised by the Named Executive Officers during fiscal 2004.

      Employment Contract

        The Bank entered into three-year employment contracts with Mr. Unger and Mr. Engle and two-year contracts with Mr. Baer, Mrs. Morgan, and Mr. Ditmars (the “Executives”). The contracts extend annually for an additional one-year term to maintain their three- or two-year terms if the Bank’s Board of Directors determines to so extend them, unless notice not to extend is properly given by either party to the contract. Mr. Unger’s contract has not been renewed for the past two years and therefore expires on December 30, 2005. Mrs. Morgan’s contract was not renewed this year and therefore currently expires on January 16,

2006. The Executives receive their current salary under the contract with the Bank, subject to increases approved by the Board of Directors. The contracts also provide, among other things, for participation in other fringe benefits and benefit plans available to the Bank’s employees. The Executives may terminate their employment upon 60 days’ written notice to the Bank. The Executives may also terminate their own employment for cause (as defined in the contract), which term, in the case of Mr. Engle and Mr. Ditmars, includes a failure of the Bank to use its best efforts to convert Lincoln Bank’s charter to an Indiana commercial bank by August 2, 2005. The Bank may discharge the Executives for cause (as defined in the contract) at any time or in certain specified events. If the Bank terminates an Executive’s employment for other than cause or if an Executive terminates his own employment for cause (as defined in the contract), the Executive will receive his base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company, and for the balance of the contract if the termination does not follow a change in control; provided that, in the case of Mr. Engle and Mr. Ditmars, this payment period shall be not less than six months. In addition, during such period, the Executive will continue to participate in the Bank’s group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Executive will have the right to cause the Bank to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to the Executive by the Bank, are deemed to be payments in violation of the “golden parachute” rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to each Executive if the contract were terminated after a change of control of the Holding Company, without cause by the Bank or for cause by the Executive, would be $690,000 for Mr. Unger, $399,927 for Mr. Baer, $344,004 for Ms. Morgan, $585,000 for Mr. Engle, and $398,832 for Mr. Ditmars. For purposes of these employment contracts, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

        The employment contracts protect the Bank’s confidential business information and protect the Bank from competition by the Executives should they voluntarily terminate their employment without cause or be terminated by the Bank for cause.

Compensation of Directors

        Non-employee directors of the Holding Company receive director fees of $3,600 per year. The Bank pays its non-employee directors an annual retainer of $12,800 plus $500 for each regular meeting attended and $300 for each committee meeting attended, with a maximum of $3,000 in annual committee fees. The Bank’s directors emeritus receive a $1,000 annual retainer. Total fees paid to directors and directors emeritus for the year ended December 31, 2004 were $171,770.

        The Bank’s directors and directors emeritus may, pursuant to a deferred compensation agreement, defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Under this agreement, deferred directors fees are to be distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from five to ten years. The lump sum or first installment is payable to the director, at the director’s discretion, on the first day of the calendar year immediately following the year in which he ceases to be a director, or in the year in which the director attains that age specified by the retirement income test of the Social Security Act. Any additional installments will be paid on the first day of each succeeding year thereafter. In the event of a change in control of the Bank, a director’s benefits will be paid to him over a five-year period commencing 30 days following the change in control. At present, the following directors participate in the deferred compensation plan: Lester N. Bergum, Jr., W. Thomas Harmon and John C. Milholland.

        The Bank has also adopted a Deferred Director Supplemental Retirement Plan (the “Supplemental Plan”) which provides for the continuation of directors fees to a director upon the later of a director’s attainment of age 70 or the date on which he ceases to be a director. A director’s interest in the Supplemental Plan will vest gradually over a five-year period commencing upon the director’s completion of five years of service on our board. Upon completing nine years of service, the director’s interest in the Supplemental Plan will be fully vested. The interests of directors who, as of December 1, 1997, had served at least one year on the Board vested immediately upon the adoption of the Supplemental Plan. The benefits payable to a director under the Supplemental Plan are calculated by multiplying the director’s vested percentage times the rate of directors fees paid to the director immediately prior to his attainment of age 70 or, if earlier, the date his status as a director terminated. In the event that a director’s death occurs prior to the commencement of payments under the Supplemental Plan, the director’s designated beneficiary shall receive a monthly payment calculated by multiplying the director’s vested percentage times the rate of directors fees in effect immediately prior to the director’s death or, if earlier, the date on which his status as a director terminated. Payments under the Supplemental Plan will continue for 120 months. In the event of a change in control of the Bank, the present value of the benefits payable to a director under the Supplemental Plan are payable to the director over a five-year period commencing 30 days after the change in control.

Pension Plan

        The Bank’s full-time employees who were participants in the Bank’s Pension Plan on June 30, 2004, participate in that plan, which was frozen on June 30, 2004. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

        The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee’s average salary times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. The Bank recorded expenses totaling $227,773 for the Pension Plan during the fiscal year ended December 31, 2004.

        The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).

	Years of Service
Career Average Compensation	15	20	25	30	35	40	45
$120,000	27,000	36,000	45,000	54,000	63,000	72,000	81,000
140,000	31,500	42,000	52,500	63,000	73,500	84,000	94,500
160,000	36,000	48,000	60,000	72,000	84,000	96,000	108,000
180,000	40,500	54,000	67,500	81,000	94,500	108,000	121,500
200,000	45,000	60,000	75,000	90,000	105,000	120,000	135,000
220,000	49,500	66,000	82,500	99,000	115,500	132,000	148,500
240,000	54,000	72,000	90,000	108,000	126,000	144,000	162,000

        Benefits are currently subject to maximum Code limitations of $170,000 per year. The years of service credited under the Pension Plan as of December 31, 2004, to the Named Executive Officers are as follows:

Name of Executive Officer	Years
T. Tim Unger	8
John M. Baer	7
Rebecca J. Morgan	5

Transactions With Certain Related Persons

        The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is ..5% lower than the rate generally available to the public, but otherwise with substantially the same terms as those prevailing for comparable transactions, except that in order to receive the .5% discount, monthly payments must be automatically deducted from the employee’s checking account. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $2,404,000, or 2.4% of equity capital at December 31, 2004.

        The law firm Robison Robison Bergum & Johnson, based in Frankfort, Indiana, of which Lester N. Bergum, Jr., a director of the Holding Company is a partner, serves as counsel to the Bank in connection with loan foreclosures, title searches, collection services, and related matters in Frankfort, Clinton County, Indiana. The Bank expects to continue using the services of the law firm for such matters in the current fiscal year.

        The law firm of Bose McKinney &Evans, LLP, based in Indianapolis, Indiana, of which R.J. McConnell, a director of the Holding Company, is a partner, served as counsel to the Bank on certain regulatory matters in 2004 and as counsel to First Shares Bancshares, Inc. on its merger with the Holding Company. The Bank expects to continue using the services of the law firm for regulatory matters in the current fiscal year.

Joint Report of the Compensation Committee and the Stock Compensation Committee

        The Compensation Committee of the Holding Company’s Board of Directors was comprised during fiscal 2004 of Messrs. Harmon, Holifield, Mansfield and Milholland. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Holding Company’s executive officers are approved by the full Board of Directors of the Bank. In fiscal 2004, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

        The objectives of the Compensation Committee and the Stock Compensation Committee with respect to executive compensation are the following:

(1)	provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Holding Company’s long-term success;

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(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

(3)	align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Holding Company’s shares increases.

        At present, the Holding Company’s executive compensation program is comprised of base salary and annual incentive bonuses. The Option Plan and the RRP provide long-term incentive bonuses in the form of stock options and awards of Common Stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the Holding Company’s performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of the Holding Company are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

        Base Salary. Base salary levels of the Holding Company’s executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

        Mr. Unger was the Holding Company’s Chief Executive Officer throughout fiscal 2004. Mr. Unger received a base salary of $205,000 in 2003 and $212,385 in 2004.

        Annual Incentive Bonuses. Under the Holding Company’s Annual Incentive Plan, all qualifying employees of the Holding Company receive a cash bonus for any fiscal year in which the Holding Company achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee’s base salary, which percentage varies with the extent to which the Holding Company exceeds these goals for the fiscal year.

        The Holding Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives may not receive bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

        Mr. Unger’s bonus for fiscal 2004 was $23,962 compared to $10,250 for fiscal 2003.

        Stock Options. The Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire a significant ownership position in the Holding Company’s Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to the Holding Company.

        RRP. The RRP is intended to provide directors and officers with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with the Holding Company. In fiscal 1999, the Bank contributed funds to the RRP to enable the RRP to acquire 280,370 shares of Common Stock. Of these shares, 237,324 have been awarded to the Holding Company’s directors and officers, and vest gradually over a five-year period at a rate of 20% of the shares awarded at the end of each 12-month period of service by the director or officer with the Holding Company. In fiscal 1999, Mr. Unger received an award of 56,074 shares, all of which have vested as of the date hereof. This gradual vesting of a director’s or officer’s interest in the shares awarded under the RRP is intended to create a long-term incentive for the director or officer to continue his service with the Holding Company.

        Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page eight for fiscal 2004 exceeded the threshold for deductibility under section 162(m).

        The Compensation Committee and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Holding Company’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2004 for executives and for the chief executive officer adequately reflect the Holding Company’s compensation goals and policies.

Compensation Committee Members	Stock Compensation Committee Members
W. Thomas Harmon Jerry R. Holifield David E. Mansfield John C. Milholland	W. Thomas Harmon Jerry R. Holifield David E. Mansfield John C. Milholland

Performance Graph

        The following graph shows the performance of the Holding Company’s Common Stock since December 31, 1999, in comparison to the NASDAQ Combined Bank Index, KBW Bank Index and the SNL Thrift Index.

Relative Return* Analysis
2000-2004

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$100 invested on 12/31/99 in Stock or Index
      Including Reinvestment of Dividends
      Fiscal Year Ending December 31

PROPOSAL II — STOCK OPTION PLAN

        The Board of Directors of the Holding Company adopted the Lincoln Bancorp 2005 Stock Option Plan (the “2005 Option Plan”) on March 15, 2005. The essential features of the 2005 Option Plan are summarized below, but the 2005 Option Plan is set forth in full in Exhibit A to this Proxy Statement, and all statements made in this summary are qualified by reference to the full text of the 2005 Option Plan.

Purpose

        The purpose of the 2005 Option Plan is to provide to certain directors, officers and other key employees of the Holding Company and its subsidiaries (currently approximately 23 persons) a favorable opportunity to acquire Common Stock of the Holding Company and thereby increase the incentive of such persons to work for the success of the Holding Company and its subsidiaries and better enabling such entities to attract or retain capable directors and executive personnel.

        The 2005 Option Plan provides for the grant of both incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the Holding Company) and options that do not so qualify (non-qualified stock options).

Administration

        The 2005 Option Plan is administered, construed and interpreted by a committee consisting of at least two members of the Holding Company’s Board of Directors. Currently, the Holding Company’s Stock Compensation Committee administers the 2005 Option Plan. The Stock Compensation Committee selects the individuals to whom options or cash awards will be granted and determines the time of grant, the number of shares of stock to be covered by each option, the amount of any cash awards, the option price, the period within which the option may be exercised, whether the option is an incentive stock option or non-qualified stock option, and any other terms and conditions of the options or cash awards granted. Members of the Stock Compensation Committee must be nonemployee directors of the Holding Company. The current members of that Committee are set forth on page 6 of this Proxy Statement.

Reservation of Shares

        The Holding Company has reserved 250,000 shares of its Common Stock for issuance upon exercise of options to be granted under the 2005 Option Plan. No stock options have been granted under the 2005 Option Plan as yet. Shares issued under the 2005 Option Plan may be authorized but unissued shares or treasury shares of the Holding Company. In the event of corporate changes affecting the Holding Company’s Common Stock, such as reorganizations, recapitalizations, stock splits, stock dividends, mergers, consolidations, liquidations, and extraordinary distributions (consisting of cash, securities, or other assets), the Stock Compensation Committee may make appropriate adjustments in the number and kind of shares reserved under the 2005 Option Plan and in the option price under, and the number and kind of shares covered by, outstanding options granted under the 2005 Option Plan. Any shares subject to an option which expires or is terminated before exercise will again be available for issuance under the 2005 Option Plan.

        Options and cash awards may be granted to directors, officers (including officers who are members of the Board of Directors) and other key employees of the Holding Company and its subsidiaries who are materially responsible for the management or operation of the business of the Holding Company or its subsidiaries and have provided valuable services to the Holding Company or its subsidiaries. Such individuals may be granted more than one option under the 2005 Option Plan. However, no employee may be granted options under the 2005 Option Plan for more than 25,000 shares of Common Stock in any calendar year (subject to antidilution adjustments).

Terms of the Options

        Stock Option Price. The price to be paid for shares of Common Stock upon the exercise of each stock option shall not be less than the fair market value of such shares on the date on which the option is granted. Incentive stock options granted to holders of more than 10% of the combined voting power of all classes of stock of the Holding Company may be granted at an option price no less than 110% of the fair market value of the stock on the date of grant. At April 1, 2005, the closing price for a share of the Holding Company’s Common Stock was $18.98 per share.

        Option Term. No option may have a term longer than ten years and one day from the date grant. However, under the Code, incentive stock options may not have terms in excess of ten years. Incentive stock options granted to holders of more than 10% of the combined voting power of all classes of stock of the Holding Company may not have terms in excess of five years.

        Exercise of Option. The option price of each share of stock is to be paid in full in cash at the time of exercise. Under certain circumstances, the 2005 Option Plan permits optionees to deliver a notice to their broker to deliver to the Holding Company the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of the Holding Company. Payment of the option price may also be effected by tendering whole shares of the Holding Company’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. Options may be exercisable in full at any time during their term or in such installments, on a cumulative basis, as the Stock Compensation Committee may determine, except that no option may be exercised at any time as to fewer than 100 shares unless the exercise is with respect to an entire residue of fewer than 100 shares.

        Exercise of Options by Other than Outside Directors. Except as provided below, upon termination of an optionholder’s employment by the Holding Company and its subsidiaries, all rights under any options granted to him but not yet exercised terminate at the date specified in the option grant agreement which shall be no later than 30 days following such termination of employment. In the event that an optionee retires pursuant to any then existing pension plan of the Holding Company or its subsidiaries, his option may be exercised by him in whole or in part within three years after his retirement until the expiration of the option term fixed by the Committee, whether or not the option was otherwise exercisable by him at his date of retirement; provided, however, that if he remains a director or director emeritus of the Holding Company he may exercise such option until the later of (a) three years after his retirement or (b) six months after he ceases to be a director or director emeritus of the Holding Company. If an optionee’s employment by the Holding Company and its subsidiaries terminates by reason of permanent and total disability, his option may be exercised by him in whole or in part within one year after such termination of employment, whether or not the option was otherwise exercisable by him at the time of such termination of employment. If the optionee dies while employed by the Holding Company or its subsidiaries, within three years after his retirement (or, if later, six months following his termination of service as a director or director emeritus of the Holding Company), or within one year after his termination of employment because of permanent and total disability, his option may be exercised by his estate or by the person or persons entitled thereto by will or by the applicable laws of descent or distribution at any time within one year after the date of such death, whether or not the option was otherwise exercisable by the optionee at the date of his death. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of the option term set by the Stock Compensation Committee.

        Exercise of Options by Outside Directors. Options granted to Outside Directors terminate six months after the date such Outside Director ceases to be a director and director emeritus of the Holding Company for any reason. If an optionee who is an Outside Director ceases to be a director and a director emeritus by reason of disability, any option granted to him may be exercised in whole or in part within one year of such termination of service, whether or not the option was otherwise exercisable by him at the time of such termination of service. In the event of the death of an Outside Director while serving as a director or director emeritus of the Holding Company, within six months after he ceases to be a director and a director emeritus of the Holding Company, or within one year after he ceases to be a director and a director emeritus of the Holding Company by reason of disability, any option granted to him may be exercised by his estate or by the person or persons entitled thereto by will or by the applicable laws of descent or distribution at any time within one year after the date of such death, whether or not the option was exercisable by the optionee at the date of his death. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of the option term set by the Stock Compensation Committee.

        Nontransferability of Option. Options may not be transferred except by will or the laws of descent and distribution. During the lifetime of an optionee, they may be exercised only by him or his guardian or legal representative.

        Maximum Incentive Stock Options. The aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under the 2005 Option Plan may not exceed $100,000. For purposes of these computations, the fair market value of the shares is to be determined as of the date the option is granted and computed in the manner determined by the Stock Compensation Committee consistent with the requirements of the Code. This limitation does not apply to non-qualified stock options granted under the 2005 Option Plan.

        Cash Awards.  The Stock Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

        Replacement and Extension of the Terms of Options and Cash Awards.  The Stock Compensation Committee from time to time may permit an optionee under the 2005 Option Plan or any other stock option plan adopted by the Holding Company or any of its subsidiaries, to surrender for cancellation any unexercised outstanding stock option and receive from the optionee’s employing corporation in exchange therefor an option for such number of shares of Common Stock as may be designated by the Stock Compensation Committee. Such optionees may also be granted related cash awards.

        Change of Control. In the event of a change of control of the Holding Company, and subject to certain limitations set forth in the 2005 Option Plan, outstanding options which are not otherwise exercisable will become immediately exercisable. Change of control, for this purpose, means an acquisition of control of the Holding Company or Lincoln Bank within the meaning of 12 C.F.R. §574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the Holding Company or any of its subsidiaries). This provision could result in adverse tax consequences to the Holding Company and to the optionee as a result of the golden parachute provisions in the Code. Under the golden parachute provisions, compensatory payments made by the Holding Company to an employee following a change in control which are contingent on a change in control and which exceed certain limits based on the average annual compensation of the employee for the five calendar years before the change in control are not deductible by the Holding Company and would subject the optionee to a 20% excise tax. The value of any option which would become immediately exercisable following a change in control (the spread between the then fair market value of the option shares and the option price) could be deemed to be a compensatory payment contingent on a change in control, and, thus, if such amount, when added to any other payments made by the Holding Company to the employee which are contingent on a change in control, would exceed the limits described above, the excess amounts would be non-deductible and subject to the excise tax.

        The effect of this change of control provision which, under certain circumstances, could accelerate benefits to optionholders may be to increase the cost of a potential business combination or acquisition of control of the Holding Company. To the extent that this increased cost is significant, potential acquirors may be deterred from pursuing a transaction involving the Holding Company, and its shareholders may be deprived of an opportunity to sell their shares at a favorable price. Moreover, to the extent this provision could operate to accelerate benefits under stock options awarded in the future, the Board of Directors believes that the expected benefits of these provisions in attracting and retaining qualified management personnel outweigh these possible disadvantages.

Other Provisions

        The Stock Compensation Committee may provide for such other terms, provisions and conditions of an option as are not inconsistent with the 2005 Option Plan. The Stock Compensation Committee may also prescribe, and amend, waive and rescind rules and regulations relating to the 2005 Option Plan, may accelerate the vesting of stock options or cash awards granted or made under the 2005 Option Plan, may make amendments or modifications in the terms and conditions (including exercisability) of the options relating to the effect of termination of employment of the optionees, and may waive any restrictions or conditions applicable to any option or the exercise thereof.

Amendment and Termination

        The Board of Directors of the Holding Company may amend the 2005 Option Plan from time to time, and, with the consent of the optionee, the terms and provisions of his option or cash award, provided, however, that (1) no amendment may, without the consent of an optionee, make any changes in any outstanding option or cash award which would adversely affect the rights of the optionee and (2) without approval of the holders of at least a majority of the shares of the Holding Company voting in person or by proxy at a duly constituted meeting, or adjournment thereof, the following changes in the 2005 Option Plan may not be made: an increase in the number of shares reserved for issuance under the 2005 Option Plan (except as permitted by the antidilutive provisions in the 2005 Option Plan); an extension of the option terms to more than 10 years and one day from the date of grant of the option; or a material modification of the class of employees eligible to receive options or cash awards under the 2005 Option Plan. The Board of Directors of the Holding Company may terminate the 2005 Option Plan at any time. In any event, no incentive stock options may be granted under the 2005 Option Plan after May 16, 2015.

Federal Income Tax Consequences

        The grant of incentive and non-qualified stock options will have no federal tax consequences to the Holding Company or the optionee. Moreover, if an incentive stock option is exercised (a) while the employee is employed by the Holding Company or its subsidiaries, (b) within three months after the optionee ceases to be an employee of the Holding Company or its subsidiaries, (c) after the optionee’s death, or (d) within one year after the optionee ceases to be an employee of the Holding Company or its subsidiaries if the optionee’s employment is terminated because of permanent and total disability (within the meaning of § 22(e)(3) of the Code), the exercise of the incentive stock option will ordinarily have no federal income tax consequences to the Holding Company or the optionee. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price of the option will, along with other specified items, be considered taxable income in the taxable year of the optionee in which the option was exercised for purposes of determining the applicability of the alternative minimum tax. As a result, the exercise of an incentive stock option may subject an optionee to an alternative minimum tax depending on that optionee’s particular circumstances.

        On the other hand, the recipient of a non-qualified stock option generally will realize taxable ordinary income at the time of exercise of his option in an amount equal to the excess of the fair market value of the shares acquired at the time of such exercise over the option price. A like amount is generally deductible by the Holding Company for federal income tax purposes as of that date. The 2005 Option Plan permits, under certain circumstances, holders of non-qualified stock options to satisfy any withholding obligation by having shares equal in value to the applicable withholding taxes withheld from the shares which they would otherwise receive upon the exercise of a non-qualified stock option.

        Upon the sale of the shares acquired upon the exercise of an incentive stock option no sooner than two years after the grant of the option and no sooner than one year after receipt of the shares by the optionee, any capital gain recognized would be taxed to the optionee at long-term rates. Upon the sale of shares acquired upon the exercise of an incentive stock option prior to two years after the grant of an option or prior to one year after receipt of the shares by the optionee, the optionee will generally recognize, in the year of disposition, ordinary income equal to the lesser of (a) the spread between the fair market value of the shares on the date of exercise and the exercise price; and (b) the gain realized upon the disposition of those shares. The Holding Company will be entitled to a deduction equal to the amount of income recognized as ordinary income by the optionee. If the spread is the basis for determining the amount of ordinary income realized by the optionee, there will be additional long-term or short-term capital gain realized if the proceeds of such sale exceed such spread.

        Upon the subsequent sale of shares acquired upon exercise of a non-qualified stock option, the optionholder will recognize long-term capital gain or loss if the shares are deemed to have been held for 12 months or more, and short-term capital gain or loss in all other cases. Currently, long-term capital gains for noncorporate taxpayers are generally taxed at a maximum rate of 15%. Short-term capital gains are taxed at the same rates as ordinary income.

Financial Accounting Consequences

        At this time, neither the grant of incentive or non-qualified stock options nor the issuance of shares upon exercise of such options will result in a compensation expense charge to the Holding Company’s earnings for financial accounting purposes. However, the Financial Accounting Standards Board (the “FASB”) has issued its Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement 123R), which requires that the cost of all employee stock options be reflected in the financial statements of the granting issuer based on the estimated fair value of the awards. The cost is to be recognized over the vesting period of the options. Changes in fair values of the options over the vesting period may need to be recognized as compensation cost over that period. For the Holding Company, FASB 123 becomes effective on July 1, 2005. At that time, the charges for the costs of any options awarded prior to July 1, 2005 would need to be expensed with respect to the portion of the options for which the requisite service has not yet been rendered. Companies are encouraged to adopt FASB 123 early. As the Stock Compensation Committee has not made any decisions on options to be granted under the 2005 Option Plan or vesting periods, if any, for such options, it cannot be determined at this time the amount of earnings charges to which the Holding Company will be subject as a result of FASB 123 and when it will begin making those expense charges for any options to be granted under the 2005 Option Plan.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE AND RATIFY THE 2005 OPTION PLAN. SUCH ACTION REQUIRES THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF THE HOLDING COMPANY’S COMMON STOCK VOTING IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE INCLUDED IN THE NUMBER OF SHARES PRESENT AND ENTITLED TO VOTE ON THE PROPOSAL AND ACCORDINGLY TREATED AS “NO” VOTES, BUT BROKER NON-VOTES WILL BE EXCLUDED FROM THE NUMBER OF SHARES PRESENT AND ENTITLED TO VOTE ON THE PROPOSAL AND WILL HAVE NO EFFECT ON THE VOTE.

ACCOUNTANTS

        BKD, LLP has served as auditors for the Bank since November 30, 1975, and for the Holding Company since its formation in 1998. The Holding Company believes that a representative of BKD, LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Audit Committee of the Holding Company has selected BKD, LLP to audit its books, records and accounts for the fiscal year ended December 31, 2005.

        Accountant’s Fees

        Audit Fees. The firm of BKD, LLP (“BKD”) served as the Holding Company’s independent public accountants for each of the last two fiscal years ended December 31, 2003 and 2004. The aggregate fees billed by BKD for the audit of the Holding Company’s financial statements included in its annual report on Form 10-K and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2003 and 2004, were $68,087 and $131,949, respectively.

        Audit-Related Fees. BKD did not perform any assurance or other audit-related services for us for 2003, but for the year ended December 31, 2004, billed audit-related fees aggregating $30,837.

        Tax Fees. The aggregate fees billed in each of fiscal 2003 and 2004 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $12,625 and $17,350, respectively.

        All Other Fees. Fees billed in fiscal 2003 or 2004 for professional services rendered by BKD, except as disclosed above, were $34,125 and $0, respectively. The fees in 2003 were for loan review.

        Board of Directors Pre-Approval. The Holding Company’s Audit Committee formally adopted resolutions pre-approving the Holding Company’s engagement of BKD to act as its independent auditor for the last two fiscal years ended December 31, 2004. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (I) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD will be pre-approved by the Audit Committee. The Audit Committee pre-approved all services performed for 2004. The Holding Company’s independent auditors performed all work described above with their full-time, permanent employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires that the Holding Company’s officers and directors and persons who own more than 10% of the Holding Company’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Holding Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Holding Company believes that during the fiscal year ended December 31, 2004, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that Jonathan D. Slaughter, the Bank’s Senior Vice President, Credit Administration, filed his Form 3 reporting ownership of no shares as of August 17, 2004, about one month late, and Mr. Engle filed a Form 4 with respect to the acquisition of 680 shares on December 23, 2004, by a trust in which he has a beneficial interest, about six weeks late.

SHAREHOLDER PROPOSALS

        Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Holding Company and included in the Proxy Statement and form of proxy relating to that meeting must be received at the main office of the Holding Company for inclusion in the proxy statement a reasonable time before the Holding Company begins to print the proxy materials for the 2006 Annual Meeting. Any such proposal should be sent to the attention of the Secretary of the Holding Company at P.O. Box 510, 905 Southfield Drive, Plainfield, Indiana 46168, and will be subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether included in the Holding Company’s proxy materials), the Holding Company’s articles of incorporation, by-laws and Indiana law.

        A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in the Holding Company’s proxy statement and form of proxy, will normally be considered untimely if it is received by the Holding Company later than a reasonable time before the Holding Company begins to print the proxy materials for the 2006 Annual Meeting. If, however, less than 130 days’ notice or prior public disclosure of the date of the next Annual Meeting is given or made to shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by the Holding Company later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the Holding Company receives notice of such proposal after such time, each proxy that the Holding Company receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Holding Company’s proxy statement for the next Annual Meeting.

OTHER MATTERS

        Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

        The cost of solicitation of proxies will be borne by the Holding Company. The Holding Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Holding Company may solicit proxies personally or by telephone without additional compensation. In addition, the Holding Company has retained Regan & Associates, Inc. (“Regan”) to solicit proxies on the Holding Company’s behalf. For acting as its proxy solicitor, the Holding Company will pay Regan a fee of $7,500.

        Each shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

T. Tim Unger

April 15, 2005

Exhibit A

LINCOLN BANCORP

2005 STOCK OPTION PLAN

        1. Purpose. The purpose of the Lincoln Bancorp 2005 Stock Option Plan (the “Plan”) is to provide to directors, officers and other key employees of Lincoln Bancorp (the “Holding Company”) and its majority-owned and wholly-owned subsidiaries (individually a “Subsidiary” and collectively the “Subsidiaries”), including, but not limited to, Lincoln Bank (“LB”), who are materially responsible for the management or operation of the business of the Holding Company or a Subsidiary and have provided valuable services to the Holding Company or a Subsidiary, a favorable opportunity to acquire Common Stock, without par value (“Common Stock”), of the Holding Company, thereby providing them with an increased incentive to work for the success of the Holding Company and its Subsidiaries and better enabling each such entity to attract and retain capable directors and executive personnel.

        2. Administration of the Plan. The Plan shall be administered, construed and interpreted by a committee (the “Committee”) consisting of at least two members of the Board of Directors of the Holding Company, each of whom is a “Non-Employee Director” within the meaning of the definition of that term contained in Reg. § 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The members of the Committee shall be designated from time to time by the Board of Directors of the Holding Company. The decision of a majority of the members of the Committee shall constitute the decision of the Committee, and the Committee may act either at a meeting at which a majority of the members of the Committee is present or by a written consent signed by all members of the Committee. The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan:

        (a) the individuals (the “Optionees”) to whom options or successive options or cash awards shall be granted under the Plan;

        (b) the time when options or cash awards shall be granted hereunder;

        (c) the number of shares of Common Stock to be covered under each option and the amount of any cash awards;

        (d) the option price to be paid upon the exercise of each option;

        (e) the period within which each such option may be exercised;

        (f) the extent to which an option is an incentive stock option or a non-qualified stock option; and

        (g) the terms and conditions of the respective agreements by which options granted or cash awards shall be evidenced.

        The Committee shall also have authority to prescribe, amend, waive, and rescind rules and regulations relating to the Plan, to accelerate the vesting of any stock options or cash awards made hereunder, to make amendments or modifications in the terms and conditions (including exercisability) of the options relating to the effect of termination of employment of the optionee (subject to the last sentence of Section 12 hereof), to waive any restrictions or conditions applicable to any option or the exercise thereof, and to make all other determinations necessary or advisable in the administration of the Plan.

        3. Eligibility. The Committee may, consistent with the purposes of the Plan, grant options and cash awards to officers, directors and other key employees of the Holding Company or of a Subsidiary who in the opinion of the Committee are from time to time materially responsible for the management or operation of the business of the Holding Company or of a Subsidiary and have provided valuable services to the Holding Company or a Subsidiary; provided, however, that in no event may any employee who owns

(after application of the ownership rules in § 425(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) shares of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Holding Company or any of its Subsidiaries be granted an incentive stock option hereunder unless at the time such option is granted the option price is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted. No employee may be granted options under the Plan for more than 25,000 shares of Common Stock in any calendar year (subject to adjustments contemplated by Section 7 hereof). Subject to the foregoing provisions, an individual who has been granted an option under the Plan (an “Optionee”), if he is otherwise eligible, may be granted an additional option or options if the Committee shall so determine.

        4. Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of options granted under the Plan, 250,000 shares of Common Stock of the Holding Company, which may be authorized but unissued shares or treasury shares of the Holding Company. Subject to Section 7 hereof, the shares for which options may be granted under the Plan shall not exceed that number. If any option shall expire or terminate or be surrendered for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for other options under the Plan.

        5. Terms of Options. Each option granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

        (a) Option Price. The price to be paid for shares of stock upon the exercise of each option shall be determined by the Committee at the time such option is granted, but such price in no event shall be less than the fair market value, as determined by the Committee consistent with Treas. Reg. § 20.2031-2 and any requirements of § 422A of the Code, of such stock on the date on which such option is granted.

        (b) Period for Exercise of Option. An option shall not be exercisable after the expiration of such period as shall be fixed by the Committee at the time of the grant thereof, but such period in no event shall exceed ten (10) years and one day from the date on which such option is granted; provided, that incentive stock options granted hereunder shall have terms not in excess of ten (10) years and non-qualified stock options shall be for a period not in excess of ten (10) years and one day from the date of grant thereof. Options shall be subject to earlier termination as hereinafter provided.

        (c) Exercise of Options. The option price of each share of stock purchased upon exercise of an option shall be paid in full at the time of such exercise. Payment may be in (i) cash, (ii) if the Optionee may do so in conformity with Regulation T (12 C.F.R. § 220.3(e)(4)) without violating § 16(b) or § 16(c) of the 1934 Act, pursuant to a broker’s cashless exercise procedure, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Holding Company the total option price in cash and, if desired, the amount of any taxes to be withheld from the Optionee’s compensation as a result of any withholding tax obligation of the Holding Company or any of its Subsidiaries, as specified in such notice, or (iii) with the approval of the Committee, by tendering whole shares of the Holding Company’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. For this purpose, any shares so tendered by an Optionee shall be deemed to have a fair market value equal to the mean between the highest and lowest quoted selling prices for the shares on the date of exercise of the option (or if there were no sales on such date the weighted average of the means between the highest and lowest quoted selling prices for the shares on the nearest date before and the nearest date after the date of exercise of the options as prescribed by Treas. Reg. § 20-2031-2), as reported in The Wall Street Journal or a similar publication selected by the Committee. The Committee shall have the authority to grant options exercisable in full at any time during their term, or exercisable in such installments at such times during their term as the

Committee may determine. Installments not purchased in earlier periods shall be cumulated and be available for purchase in later periods. Subject to the other provisions of this Plan, an option may be exercised at any time or from time to time during the term of the option as to any or all whole shares which have become subject to purchase pursuant to the terms of the option or the Plan, but not at any time as to fewer than one hundred (100) shares unless the remaining shares which have become subject to purchase are fewer than one hundred (100) shares. An option may be exercised only by written notice to the Holding Company, mailed to the attention of its Secretary, signed by the Optionee (or such other person or persons as shall demonstrate to the Holding Company his or their right to exercise the option), specifying the number of shares in respect of which it is being exercised, and accompanied by payment in full in either cash or by check in the amount of the aggregate purchase price therefor, by delivery of the irrevocable broker instructions referred to above, or, if the Committee has approved the use of the stock swap feature provided for above, followed as soon as practicable by the delivery of the option price for such shares.

        (d) Certificates. The certificate or certificates for the shares issuable upon an exercise of an option shall be issued as promptly as practicable after such exercise. An Optionee shall not have any rights of a shareholder in respect to the shares of stock subject to an option until the date of issuance of a stock certificate to him for such shares. In no case may a fraction of a share be purchased or issued under the Plan, but if, upon the exercise of an option, a fractional share would otherwise be issuable, the Holding Company shall pay cash in lieu thereof.

        (e) Termination of Option. If an Optionee (other than a director of the Holding Company or a Subsidiary who is not an employee of the Holding Company or a Subsidiary (an “Outside Director”)) ceases to be an employee of the Holding Company and the Subsidiaries for any reason other than retirement, permanent and total disability (within the meaning of § 22(e)(3) of the Code), or death, any option granted to him shall forthwith terminate at the time specified by the Committee in the option award agreement which shall be no later than 30 days after the date of the employee’s termination of employment. Leave of absence approved by the Committee shall not constitute cessation of employment. If an Optionee (other than an Outside Director) ceases to be an employee of the Holding Company and the Subsidiaries by reason of retirement, any option granted to him may be exercised by him in whole or in part within three (3) years after the date of his retirement, whether or not the option was otherwise exercisable at the date of his retirement; provided, however, that if such employee remains a director or director emeritus of the Holding Company, the option granted to him may be exercised by him in whole or in part until the later of (a) three (3) years after the date of his retirement, or (b) six months after his service as a director or director emeritus of the Holding Company terminates. (The term “retirement” as used herein means such termination of employment as shall entitle such individual to early or normal retirement benefits under any then existing pension plan of the Holding Company or a Subsidiary.) If an Optionee (other than an Outside Director) ceases to be an employee of the Holding Company and the Subsidiaries by reason of permanent and total disability (within the meaning of § 22(e)(3) of the Code), any option granted to him may be exercised by him in whole or in part within one (1) year after the date of his termination of employment by reason of such disability whether or not the option was otherwise exercisable at the date of such termination. Options granted to Outside Directors shall cease to be exercisable six (6) months after the date such Outside Director is no longer a director or director emeritus of the Holding Company or a Subsidiary for any reason other than death or disability. If an Optionee who is an Outside Director ceases to be a director and a director emeritus by reason of disability, any option granted to him may be exercised in whole or in part within one (1) year after the date the Optionee ceases to be a director and a director emeritus by reason of such disability, whether or not the option was otherwise exercisable at such date. In the event of the death of an Optionee while in the employ or service as a director or director emeritus of the Holding Company or a Subsidiary, or, if the Optionee is not an Outside Director, within three (3) years after the date of his retirement (or, if later, six months following his termination of service as a director or director emeritus of the Holding Company or a Subsidiary) or within one (1) year after the termination of his employment by reason of permanent and total disability (within the meaning of § 22(e)(3) of the Code), or, if the Optionee is an Outside Director, within six (6) months after he is no longer a director and a director emeritus of the Holding Company or of Subsidiary for reasons other than disability or, within one (1) year after the termination of his service by reason of disability, any option granted to him may be exercised in whole or in part at any time within one (1) year after the date of such death by the executor or administrator of his estate or by the person or persons entitled to the option by will or by applicable laws of descent and distribution until the expiration of the option term as fixed by the Committee, whether or not the option was otherwise exercisable at the date of his death. Notwithstanding the foregoing provisions of this subsection (e), no option shall in any event be exercisable after the expiration of the period fixed by the Committee in accordance with subsection (b) above.

        (f) Nontransferability of Option. No option may be transferred by the Optionee otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee options shall be exercisable only by the Optionee or his guardian or legal representative.

        (g) No Right to Continued Service. Nothing in this Plan or in any agreement entered into pursuant hereto shall confer on any person any right to continue in the employ or service of the Holding Company or its Subsidiaries or affect any rights the Holding Company, a Subsidiary, or the shareholders of the Holding Company may have to terminate his service at any time.

        (h) Maximum Incentive Stock Options. The aggregate fair market value of stock with respect to which incentive stock options (within the meaning of § 422A of the Code) are exercisable for the first time by an Optionee during any calendar year under the Plan or any other plan of the Holding Company or its Subsidiaries shall not exceed $100,000. For this purpose, the fair market value of such shares shall be determined as of the date the option is granted and shall be computed in such manner as shall be determined by the Committee, consistent with the requirements of § 422A of the Code.

        (i) Agreement. Each option shall be evidenced by an agreement between the Optionee and the Holding Company which shall provide, among other things, that, with respect to incentive stock options, the Optionee will advise the Holding Company immediately upon any sale or transfer of the shares of Common Stock received upon exercise of the option to the extent such sale or transfer takes place prior to the later of (a) two (2) years from the date of grant or (b) one (1) year from the date of exercise.

        (j) Investment Representations. Unless the shares subject to an option are registered under applicable federal and state securities laws, each Optionee by accepting an option shall be deemed to agree for himself and his legal representatives that any option granted to him and any and all shares of Common Stock purchased upon the exercise of the option shall be acquired for investment and not with a view to, or for the sale in connection with, any distribution thereof, and each notice of the exercise of any portion of an option shall be accompanied by a representation in writing, signed by the Optionee or his legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in case of the Optionee’s legal representatives for distribution, but not for sale, to his legal heirs, legatees and other testamentary beneficiaries). Any shares issued pursuant to an exercise of an option may bear a legend evidencing such representations and restrictions.

        6. Incentive Stock Options and Non-Qualified Stock Options. Options granted under the Plan may be incentive stock options under § 422A of the Code or non-qualified stock options, provided, however, that Outside Directors shall be granted only non-qualified stock options. All options granted hereunder will be clearly identified as either incentive stock options or non-qualified stock options. In no event will the exercise of an incentive stock option affect the right to exercise any non-qualified stock option, nor shall the exercise of any non-qualified stock option affect the right to exercise any incentive stock option. Nothing in this Plan shall be construed to prohibit the grant of incentive stock options and non-qualified stock options to the same person, provided, further, that incentive stock options and non-qualified stock options shall not be granted in a manner whereby the exercise of one non-qualified stock option or incentive stock option affects the exercisability of the other.

        7. Adjustment of Shares. In the event of any change after the effective date of the Plan in the outstanding stock of the Holding Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, extraordinary distribution (consisting of cash, securities, or other assets), or any other change after the effective date of the Plan in the nature of the shares of stock of the Holding Company, the Committee shall determine what changes, if any, are appropriate in the number and kind of shares reserved under the Plan, and the Committee shall determine what changes, if any, are appropriate in the option price under and the number and kind of shares covered by outstanding options granted under the Plan. Any determination of the Committee hereunder shall be conclusive.

        8. Cash Awards. The Committee may, at any time and in its discretion, grant to any Optionee who is granted a non-qualified stock option the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount (“cash award”) which is intended to reimburse the Optionee for all or a portion of the federal, state and local income taxes imposed upon such Optionee as a consequence of the exercise of a non-qualified stock option and the receipt of a cash award.

        9. Replacement and Extension of the Terms of Options and Cash Awards. The Committee from time to time may permit an Optionee under the Plan or any other stock option plan heretofore or hereafter adopted by the Holding Company or any Subsidiary to surrender for cancellation any unexercised outstanding stock option and receive from his employing corporation in exchange therefor an option for such number of shares of Common Stock as may be designated by the Committee. Such Optionees also may be granted related cash awards as provided in Section 8 hereof.

        10. Change in Control. In the event of a Change in Control, all options previously granted and still outstanding under the Plan regardless of their terms, shall become exercisable. For this purpose, “Change in Control” shall mean a change in control of the Holding Company or LB, within the meaning of 12 C.F.R. § 574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the Holding Company or any of its Subsidiaries).

        11. Tax Withholding. Whenever the Holding Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Holding Company shall have the right to require the Optionee or his or her legal representative to remit to the Holding Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares, and whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements. If permitted by the Committee and pursuant to procedures established by the Committee, an Optionee may make a written election to have shares of Common Stock having an aggregate fair market value, as determined by the Committee, consistent with the requirements of Treas. Reg. § 20.2031-2, sufficient to satisfy the applicable withholding taxes, withheld from the shares otherwise to be received upon the exercise of a non-qualified option.

        12. Amendment. The Board of Directors of the Holding Company may amend the Plan from time to time and, with the consent of the Optionee, the terms and provisions of his option or cash award, except that without the approval of the holders of at least a majority of the shares of the Holding Company voting in person or by proxy at a duly constituted meeting or adjournment thereof:

        (a) the number of shares of stock which may be reserved for issuance under the Plan may not be increased, except as provided in Section 7 hereof;

        (b) the period during which an option may be exercised may not be extended beyond ten (10) years and one day from the date on which such option was granted; and

        (c) the class of persons to whom options or cash awards may be granted under the Plan shall not be modified materially.

        No amendment of the Plan, however, may, without the consent of the Optionees, make any changes in any outstanding options or cash awards theretofore granted under the Plan which would adversely affect the rights of such Optionees.

        13. Termination. The Board of Directors of the Holding Company may terminate the Plan at any time and no option or cash award shall be granted thereafter. Such termination, however, shall not affect the validity of any option or cash award theretofore granted under the Plan. In any event, no incentive stock option may be granted under the Plan after the date which is ten (10) years from the effective date of the Plan.

        14. Successors. This Plan shall be binding upon the successors and assigns of the Holding Company.

        15. Governing Law. The terms of any options granted hereunder and the rights and obligations hereunder of the Holding Company, the Optionees and their successors in interest shall be governed by Indiana law.

        16. Government and Other Regulations. The obligations of the Holding Company to issue or transfer and deliver shares under options granted under the Plan or make cash awards shall be subject to compliance with all applicable laws, governmental rules and regulations, and administrative action.

        17. Effective Date. The Plan shall become effective on the date the Plan is approved by the holders of at least a majority of the shares of the Holding Company voting in person or by proxy at a duly constituted meeting or adjournment thereof and any options granted pursuant to the Plan may not be exercised until the Board of Directors of the Holding Company has been advised by counsel that such approval has been obtained and all other applicable legal requirements have been met.

MR A SAMPLE
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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors

1.	The election as directors of the nominees listed (except as marked to the contrary below).
		For All	Withhold All	For All Except
	01 - T. Tim Unger (one year term)	☐	☐	☐
	02 - David E. Mansfield (three year term)	(INSTRUCTION: To withhold authority to vote for any individual,
	03 - John L. Wyatt (three year term)	write the individual's name on the space provided below.) ___________________________________________________

B	Issues
2.	Approval and Ratification of the Lincoln Bancorp 2005 Stock Option Plan.	For ☐	Against ☐	Abstain ☐

3.	In their discretion, on such other matters as may properly be brought before the Annual Meeting, or any adjournment thereof.

ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS STATED ABOVE.

C	Meeting Attendance
Please indicate your intentions of attending the meeting on May 17, 2005, by completing the section below.

I will attend the Annual Meeting only.	☐	I will attend the luncheon and the Annual Meeting.	☐

Number of Persons attending will be:	_____	Number of Persons attending will be:	_____

D	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
_________________________________________	_________________________________________	☐☐/☐☐/☐☐☐☐

Lincoln Bancorp 1121 East Main Street, Plainfield, IN 46168

Revocable Proxy

ANNUAL MEETING OF SHAREHOLDERS — May 17, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rebecca J. Morgan and John M. Baer, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of common stock of Lincoln Bancorp that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 17, 2005, at 12:00 p.m. (local time), at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, or any adjournment thereof, on the proposals set forth herein.

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE ON THE PROPOSALS HEREIN.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.